UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2017

VOLT INFORMATION SCIENCES, INC.
(Exact name of registrant as specified in its charter)

New York	001-9232	13-5658129
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1133 Avenue of the Americas, 15th Floor, New York, New York 10036
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 704-2400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.  Other Events.

On October 27, 2017, Volt Information Sciences, Inc. (the “Company”) entered into a Settlement Agreement and Mutual General Release Agreement (the “Settlement Agreement”) with NewNet Communication Technologies, LLC (“NewNet”), and the Company’s affiliate Volt Delta Resource Holdings, Inc. (“Volt Delta”, and together with the Company and NewNet, the “Parties”).

The Settlement Agreement relates to the Company’s previously-disclosed sale of its Computer Systems segment to NewNet in December 2014 pursuant to the Membership Interest Purchase Agreement dated as of December 1, 2014 among the Parties (the “Purchase Agreement”), the consideration for which was a $10.0 million promissory note maturing on December 1, 2018 (the “First Note”) and which also included a working capital adjustment and certain indemnity claims that were outstanding as of October 27, 2017.

Pursuant to the terms of the Settlement Agreement, NewNet settled the First Note for $7.5 million, comprised of a $6.5 million cash payment due to the Company (the “Cash Payment”) and a $1.0 million promissory note in favor of the Company, maturing no later than January 31, 2018 (the “Second Note”). The Cash Payment was offset by a $1.5 million deduction to settle the outstanding working capital adjustment and minor indemnity claims under the Purchase Agreement, and receivables under the transition services agreement related to the Purchase Agreement. As a result, the Company received $5.0 million in cash and the Second Note on October 27, 2017 for a total of $6.0 million on a net basis.

  The Settlement Agreement provides a mutual release to the Parties of their obligations under the Purchase Agreement, other than certain representations and warranties and other miscellaneous provisions which remain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volt Information Sciences, Inc.

Date: November 1, 2017	By:	/s/ Paul Tomkins
Paul Tomkins Senior Vice President and Chief Financial Officer